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                                               Exhibit 10.9


                              Consulting Agreement

Agreement made this ........ day of November 1999, by and between the following participants.

Stratagram Technology Group, a New York based consulting entity, with offices located at 1444 East 12 Street, Brooklyn, N.Y. 11230, hereinafter referred to as "Consultant"

And

Shopoverseas.com, Inc. a Nevada Corporation with offices located at 4706 18th Ave., Brooklyn, N.Y. 11204, hereinafter referred to as "The Client"

Whereas: Client seeks comprehensive consulting services for all aspects pertaining to initiating, operating and advancing its business operations.

Whereas consultant and its designee hereby profess to possess the qualifications, expertise and experience to fulfill clients requirements and undertake to provide the services required by the client in a manner that is consistent with clients requirements outlined below. Havajoe will be exempt from a commitment to provide computer or graphic services under this agreement.


NOW THEREFORE, in consideration of the sum of $10 exchanged by the parties and the promises and the mutual covenants contained herein, the parties hereto agree as follows:

Client Agrees to Engage Consultant for a two year term, and Consultant undertakes to dedicate a full-time competent consultant who will be dedicated solely for this project and will be responsible in managing and overseeing all aspects pertaining to initiating, operating and advancing Client's business operations, including but not limited to:

     1. Overseeing all functions necessary to enable the launching of its web sites, in a timely manner and co-ordinating with all parties, vendors, and providers of services to achieve this objective.

     2. Advising and guiding Client in all efforts pertaining to the development of a first rate web site.

     3. Overseeing the fulfillment by the web designer and other parties of their respective obligations to ShopOverseas.com, Inc.



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     4.   Co-ordinating and overseeing the day-to-day operations and all of the elements necessary in fulfilling the business objectives of ShopOverseas.com.

     5. Structuring and managing a business development program designed to advance the company's operations, and its efforts to identify an investment-banking firm that will undertake to initiate an IPO for ShopOverseas.com, Inc.

     6. Co-ordinating an effective marketing and advertising program and initiating affiliations with complementary web sites.

     7. Utilizing its best efforts in identifying vendors and products to be featured on its web sites.

     8. Utilizing its best efforts in raising venture capital and taking all necessary steps leading to a successful Initial Public Offering.

     9. It is understood that Consultant must operate on the premises of client on a full time basis and must be available to meet with senior management as requested.

As compensation for the above services client undertakes the following:

     1. Client will pay the consulting firm a weekly fee of $2,000 upon completion of each week of service. It is understood that consultant shall be responsible for tax obligations to be incurred by consultant. Client will file a form 1099 reflecting fees paid to Consultant

     2. As additional compensation Client agrees to allocate to consultant 2,000 common shares weekly at par value, (.01 per share) for each week in which consultant performs its obligations to the Client retroactively. In the event of a recapitalization, shares shall be subject to adjustments on an equal basis to shareholders of the Company's common stock.

     3. Client shall not be obligated to pay any fees or shares upon termination of this agreement by any of the participants.

Termination

Either party can terminate this engagement by notifying the other party four weeks in advance of the termination date. The client may terminate this agreement with a 2-week advance notice in the event the consultant is not providing an appropriate level of service.



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Authorization: In signing this Agreement, each of the parties represent that it has the requisite corporate power and authority to perform its obligations under terms and conditions contained in this Agreement.

Non-contravention. By the execution and delivery of this Agreement Client and Consultant respectively represent that this Agreement does not conflict with or result in a breach by the representing party, of any of the terms or provisions of, or constitute a default under, the articles of incorporation or by-laws or other material agreement or instrument to which the representing party is a party to.

CONFIDENTIALITY. Each of the parties respectively agrees to keep confidential and not to disclose to or use for the benefit of any third party the terms of this Agreement or any other information which at any time is communicated by the other party as being confidential without the prior written approval of the other party.

Full Force & Effect: This Agreement shall remain in full force and effect and shall be binding upon the successors and assigns of each party hereto. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

                                       Official Signatory of Consultant

                                       By:

                                       Print  Name_____________________

                                       Title:



                                       Official Signatory of Client

                                       By:

                                       Print Name:_____________________

                                       Title:








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